Exhibit 99.1
Matrixx Initiatives, Inc. Announces Record Annual Sales of $96.2 Million in 2006
Company announces fiscal year change to align financials with cold season
PHOENIX, February 12, 2007; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” today announced financial results for the fourth quarter and fiscal year ended December 31, 2006.
For the fourth quarter ended December 31, 2006, the Company reported net sales of $36.2 million, compared to net sales of $44.0 million in the fourth quarter of 2005. The Company reported a net loss of approximately $463,000 for the fourth quarter of 2006, compared to a net loss of approximately $3.0 million in the fourth quarter of 2005 (fourth quarter 2005 results included the impact of an $8.5 million charge, approximately $5.0 million net of tax, recorded in the fourth quarter for settling Arizona product liability litigation, recording a reserve for remaining product liability lawsuits, and tax credits of approximately $477,000).
For the full year 2006, the Company reported net sales of $96.2 million, a 6% increase above 2005 net sales of $90.5 million. Net income for 2006 was approximately $4.9 million, or $0.49 per diluted share, compared to net income for 2005 of $3.1 million, or $0.32 per diluted share. As noted in the previous paragraph, fiscal 2005 results reflect the impact of litigation-related charges and the recognition of tax credits.
Carl Johnson, President and Chief Executive Officer, said, “During 2006 we continued to see strong sales growth of our unique Zicam® Cold Remedy line of products and Zicam branded products’ growth at retail continued to outpace the cough and cold category. For the 52 weeks ended December 31, 2006, retail sales (three-outlet syndicated scanner data, not including our customer Wal-Mart) of Zicam products increased approximately 19%, while the total cough/cold category increased approximately 1% compared to the prior year. This growth resulted in Zicam products attaining a 2.7% dollar share of the category, versus a 2.3% and 1.7% dollar share for 2005 and 2004, respectively.”
Mr. Johnson continued, “The Zicam brand remains strong, as shown by increased retail consumption. We believe the lower sales growth rate in 2006, compared to prior years, was principally due to the slow start to the cold season. Fourth quarter results were also affected by a 16% increase in marketing expense, which helped increase our retail consumption and overall share of category sales at retail, but did not translate to factory shipments late in the quarter. Additionally, growth within our Cough and Cold and Flu Relief products was below the rates we expected and below the growth our Cold Remedy products continue to enjoy. In order to expand our growth to all of our product groups, we began running new commercials in January, 2007, which feature our Cough and Cold & Flu Relief products (during 2006, our television advertising featured only our Cold Remedy products). We expect the new advertising will increase awareness and trial use of our cough and multi-symptom relief items.”
According to William Hemelt, Executive Vice President and Chief Financial Officer, “We ended the year with almost $14 million of cash and our working capital increased to approximately $37.6 million from $27.5 million at the end of 2005. We achieved average gross margins of 66% for fiscal 2006, which is below the 69% gross margins achieved in 2005, and our goal of 70%. Gross margins were affected by a $2.5 million increase to our returns allowance, above our standard allowance of 3.5% of gross sales. The increase was primarily related to returns of Nasal Comfort and discontinued products, principally due to one customer. We believe our standard returns allowance of 3.5% of gross sales will be sufficient in the future. Gross margins were also negatively affected by approximately $1.9 million of production variances and higher costs associated with increased promotional displays. We continue to expect margin improvements on our swab and multi-symptom relief products. During the next year we will continue to work with our suppliers to identify and implement manufacturing efficiencies and process improvements to reduce the unit costs for our products.”
“Legal expense continued to pressure operating income. Litigation expense associated with the product liability lawsuits was $1.1 million for the fourth quarter of 2006, compared to $1.2 million in the fourth quarter of 2005 ($1.5 million in legal expense, excluding the settlement and reserves mentioned above, reduced by $300,000 for expected reimbursement of legal expenditures from the Company’s principal insurance carrier). Product liability litigation expense for the full year, 2006, was approximately $6.0 million. For fiscal 2005, product liability litigation expense was approximately $4.2 million ($6.2 million in legal expense reduced by $2.0 million for expected and actual reimbursement of legal expenditures). We continue to believe the allegations that our Cold Remedy pump products may cause anosmia are scientifically unfounded and we are encouraged that four federal judges have now agreed with the Company, and excluded testimony from plaintiff’s expert witnesses because they lack credible scientific evidence to support a causation claim against our product. We will continue to defend the Company as the remaining cases work through the legal system.”
Mr. Hemelt continued, “Our products are seasonal in nature and sales generally increase as the incidence of colds and flu rises in the general population. Traditionally, the cold season runs from October through March, although the timing and severity of the season varies from year-to-year. Because of the extreme seasonality of our business our board of directors has approved a change in our fiscal year in order to better align our operations and financial results with the entire cold season (our current fiscal year ends in the middle of the cold season). Our new fiscal year will begin April 1, 2007 and end March 31, 2008.”
The Company finalized its business plan for the fiscal year ending March 31, 2008. For fiscal 2008, the Company anticipates annual net sales will increase 5-15% over the $96.2 million recorded in 2006. The Company also expects net income will increase to the range of $9.3 million to $10.8 million, compared to $4.9 million in 2006. The Company also expects to be able to provide further details on our new product initiatives, including oral care and antacid, as the year progresses.”
There will be a teleconference Tuesday, February 13, 2007 at 10:00 a.m. EST to discuss fourth quarter and fiscal 2006 financial results and answer questions. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on the 2006 financial results teleconference icon. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 8322521 for 3 days following the call, and the web cast will be archived on the company’s website, http://www.matrixxinc.com, for 30 days.

Matrixx Initiatives, Inc.
Fourth Quarter and 2006 Consolidated Financial Results

	2006	2005
($000s)	4th Qtr	4th Qtr	2006	2005
Net Sales	$36,227	$44,022	$96,231	$90,460
Cost of Sales	13,022	14,125	32,446	28,201

Gross Profit	23,205	29,897	63,785	62,259
Operating Expenses	23,765	33,836	51,946	54,196
Research and Development	545	1,820	4,685	4,069

Income (Loss) from Operations	(1,105)	(5,759)	7,154	3,994
Total Other Income	64	117	385	417

Net Income (Loss) Before Tax	(1,041)	(5,642)	7,539	4,411
Income Tax Expense	(578)	(2,690)	2,612	1,333

Net Income (Loss)	$(463)	$(2,952)	$4,927	$3,078

Net Income (Loss) per Diluted Share	$(0.05)	$(0.31)	$0.49	$0.32
Average Shares Outstanding (mil)	10.0	9.5	10.0	9.8
Selected Balance Sheet Information

($000s)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
Cash and Marketable Securities	$13,948	$12,267	$12,694
Accounts Receivable — Trade	$23,569	$28,719	$12,386
Inventory	$16,785	$8,803	$7,241
Restricted Cash	$500	$5,000	$5,000
Total Assets	$86,617	$88,751	$60,134
Current Liabilities	$25,929	$37,125	$15,091
Working Capital	$37,594	$27,459	$23,205
Total Debt	$0	$0	$0
Shareholders’ Equity	$58,087	$48,110	$44,126
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as Zicam Cough products and multi-symptom Cold & Flu relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Director of Investor Relations, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our business plan for the fiscal year ending March 31, 2008; (ii) our belief that significant growth opportunity continues to exist; (iii) our expectation of improving our gross margins in the future and product improvements; and (iv) our expectations regarding product returns. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes and the pending FTC inquiry, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2006, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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